Exhibit 99.2

Transcript

Surgalign Holdings, Inc. (Q3 2020 Results)

November 11, 2020

Corporate Speakers

•	Jonathon Singer; Surgalign Holdings, Inc.; Chief Financial and Operating Officer

•	Terry Rich; Surgalign Holdings, Inc.; President and CEO

Participants

•	Matthew Hewitt; Craig-Hallum Capital Group LLC; Analyst

•	Brandon Folkes; Cantor Fitzgerald & Co.; Analyst

•	James Sidoti; Sidoti & Company, LLC; Analyst

PRESENTATION

Operator: Good afternoon, ladies and gentlemen, and welcome to the Surgalign’s Third Quarter conference call. (Operator Instructions)

I would now like to turn the conference call over to Jon Singer, Chief Financial and Operating Officer. Please go ahead.

Jon Singer: Thank you, operator. Good afternoon and thank you for joining the Surgalign Holdings, Inc.’s third quarter conference call. Joining me today on the call is Terry Rich, our President and Chief Executive Officer.

Before we start, let me make the following disclosure. The earnings and other matters we will be discussing on this conference call will involve statements that are forward-looking. These statements are based on our management’s current expectations. They are subject to various risks and uncertainties associated with our lines of business and with the economic environment in general. Our actual results may vary from our statements concerning our expectations about future events that are made during this call. We make no guarantees as to the accuracy of these statements. Accordingly, we urge you to consider all information about the company and not to place undue reliance on these forward-looking statements.

During the call, we will also present certain financial information on a non-GAAP basis. Management believes that non-GAAP financial measures taken in conjunction with U.S. GAAP financial measures provide useful information for both management and investors by excluding certain noncash and other expenses that are not indicative of our core operating results. Management uses non-GAAP measures to compare our performance relative to forecast and strategic plan to benchmark our performance externally against competitors and for certain compensation decisions.

Reconciliations between U.S. GAAP and non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website.

Now I will turn the call over to Terry. Please go ahead.

Terry Rich: Thanks, Jon, and good day, everyone. On today’s call, I’ll begin by providing an overview of our third quarter performance as well as update on recent events. Then I’ll turn the call back over to Jon to provide a financial overview, after which we’ll take your questions.

Total revenue for the third quarter was $27.9 million, including the impact of the change in revenue recognition for certain biologics products in Europe, which reduced total revenue by approximately $800,000. When adjusting for that impact, total revenue for the quarter was in line with the revenue for the third quarter of 2019 and grew almost 40% sequentially over Q2 of this year.

As we completed the sale of the OEM business in July, this is the first quarter in which we are reporting as a stand-alone spine company. Jon will provide more detail on our financial performance in just a moment.

Taking a step back, I’d like to take a minute to discuss our overarching strategy. After the sale of the OEM business in the third quarter, Surgalign was established as a pure-play global spine company. As we all know, the spine market is very competitive, and we need to differentiate ourselves. It is our belief that we will be successful by improving patient outcomes, which we will achieve by focusing on the following four strategic drivers.

First, we’re going to partner with surgeon thought leaders. Surgeons are at the core of everything we do as a spine company, and we’re aligned with them to deliver better patient outcomes, and we will partner with key opinion leaders to support diagnostic, intraoperative solutions that will enable better patient outcomes. Second, we will continue to deliver transformative, clinically validated innovation. We’re not just going to say we have innovative solutions; we’re going to validate them clinically. Third, we’re going to continue to provide differentiated core and biomaterial products. We currently have a number of differentiated product offerings, and we’ll continue to leverage these products as well as develop additional solutions. Fourth, and most importantly, we are committed to digital surgery and the promise it holds to improve patient lives.

The first three of those drivers are ongoing initiatives that we are continuing to pursue. Soon after the establishment of Surgalign, we took swift, significant action to address the fourth driver, a commitment to digital surgery. As announced at the end of September, we acquired Holo Surgical, a technology company developing the revolutionary augmented reality and artificial intelligence platform array to enable digital spine surgery.

We are developing and preparing for regulatory submission of the artificial intelligence-based array platform, which we believe is the world’s first and most advanced technology designed to in real time automatically segment, identify and recognize patient anatomy for autonomously assisting surgeons throughout the case. The platform improves digital surgery by addressing the limitations that exist in today’s computer-assisted surgery and robotic platforms by introducing smart applications, enhanced visualization, real-time guidance, warnings and alerts, thus enhancing surgical performance to facilitate improved patient outcomes.

Outside of the operating room, the platform has the potential to provide both diagnostic and predictive analytics capabilities to health care providers, hospitals, payers and patients. Last but not least, we will leverage the array autonomous anatomy segmentation and identification software to develop smart instruments to improve surgical workflows, make spine surgery safer and thus lead to better patient outcomes.

In summary, the Holo Surgical platform delivers application across the whole continuum of spine care, both operative and non-operative. We believe that with Holo Surgical’s platform, in combination with our ongoing research and development efforts, we have positioned ourselves as a leading digital surgery company. Beyond the acquisition, we made significant progress in context of our strategy of build, innovate and acquire.

Starting with build. Over the last few months, we have assembled the remaining pieces of a world-class spine organization, including Scott Durall, Chief Commercial Officer; Bryan Cornwall, Executive Vice President, Research and Clinical Affairs; and Doug Bireley, Executive Vice President, Marketing and Research and Development. In addition to adding these key members to our leadership team, we have been able to attract experienced spine talent across the organization.

In conjunction with the closing of the Holo Surgical acquisition, their co-founders have joined Surgalign in important leadership roles. Professor Christian Luciano has joined the organization as a leader of our digital R&D initiatives; and Dr. Kris Siemionow, a Board-certified spine surgeon, has joined the company as Chief Medical Officer, where he will continue to lead the development of Holo Surgical platform as well as drive innovation across the portfolio.

Another area we’re particularly proud of is how quickly we have been able to align and integrate people into the organization. In October, we hosted a leadership strategy session where we brought a broad cross-section of the organization together, including key members of the Holo team, to make sure we were aligned to our long-term strategy in what we need to be doing across the organization to execute going forward. We aligned around the vision of advancing the standard of spine care by reimagining what is possible through integrated intelligent technology. Holo was a cornerstone investment in the development of this vision, and the acceleration of innovation will also enable us to progress against our vision.

To that end, we are focused on organically developing new, high-value, clinically validated solutions that will enhance the standard of care. While we continue to invest in specific products, we are also moving towards developing more procedure-based approaches in support of improved patient outcomes.

During the quarter, we made strides with the overall development of our portfolio strategy. In 2021 and beyond, we continue to expect to accelerate the introduction of new products that incorporate product line extensions, expansion of the biologics portfolio, the application of new materials and manufacturing capabilities, and additional functionality of the digital platform.

With the addition of Doug and others in the marketing team, we have reimagined our portfolio strategy and the way we engage with surgeons to help develop new products as well as initiate a number of new R&D projects.

Lastly is acquire. While we are excited about the innovation coming from within the company, we’ll also look for inorganic-enabling technologies and capabilities to bolster our portfolio and better drive patient outcomes, thereby accelerating our growth trajectory. We just walked you through our recent acquisition of Holo Surgical. However, we continue to believe that there are a variety of interesting products and technologies out in the market, and we’ll continue to evaluate acquisitions we feel would fit within our strategic framework.

The company has made tremendous progress in our first quarter as a pure-play spine company. We completed the sale of the OEM business. In conjunction with that sale, we established Surgalign and immediately went out and assembled an industry-leading management team. Shortly thereafter, we put in place a long-term vision for the company and built our strategic agenda to drive the business forward, which includes a focus on digital surgery to improve patient outcomes. Shortly thereafter, we acquired Holo Surgical, immediately positioning us as the leader in digital surgical technology in spine.

Despite all the challenges associated with multiple major organizational overhauls and the challenging global environment caused by COVID, we were able to drive a significant sequential rebound in the business. I am proud of our early accomplishments and believe we are just getting started.

With that, I’ll turn the call over to Jon for the financial update.

Jon Singer: Thanks, Terry. As we indicated in our release this morning, in conjunction with the divestiture of the OEM business, we reclassified its assets as held for sale and reported it as discontinued operations in the reported results. The third quarter will begin to provide visibility to Surgalign’s performance as a global pure-play spine company.

Global spine revenue for the quarter ended September 30, 2020, was $27.9 million compared to $28.7 million for the prior year period. As mentioned in Terry’s earlier comments, the majority of the decline was driven by a change in revenue recognition for certain biologic products distributed for OEM in Europe. We are pleased by the strong recovery in the third quarter. However, there does continue to be some global uncertainty of the ongoing recovery and the impact on procedure volume through the end of the year.

Gross profit for the third quarter of 2020 was $16 million, inclusive of $4.4 million of nonrecurring inventory reserves to account for the transition from a vertically integrated manufacturer to a distributor of finished good inventory. Adjusted for the nonrecurring items, gross profit was $20.4 million or 73.1% of revenue compared to $21.8 million or 76% of revenue in the third quarter of 2019.

Marketing, general and administrative expenses for the third quarter were $27.8 million compared to $34.2 million in the prior year period. The decline in marketing, general and administrative expenses is predominantly driven by the elimination of expenses and reduction of headcount in certain functions as a result of the OEM sale.

R&D expense for the third quarter of 2020 was $2.2 million compared to $4.3 million in the prior year period. The reduction in R&D relates to the separation of the OEM business and the transition of R&D headcount. We expect R&D spend to return to prior year levels as we rebuild the competency with enhanced spine experience and investments in the Holo Surgical platform.

Adjusted EBITDA for the third quarter of 2020 was a $6.3 million loss compared with an $11.6 million loss in the prior year period. The improvement in the EBITDA is predominantly driven by the reduction in marketing, general and administrative expenses, as discussed above.

As of September 30, 2020, we had $95.8 million in cash. Subsequent to quarter end, we used approximately $30 million for the upfront payment related to the Holo Surgical acquisition.

Operator, I’d like to open the call for questions.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) Our first question comes from the line of Matt Hewitt from Craig-Hallum Capital.

Matt Hewitt: Thank you. First question — thanks for the color on some of the procedure volumes. I’m just curious, how have those trends continued? And what was maybe the makeup of the third quarter? Was that primarily backlog? Or are you starting to see or hearing from your physician customers that they’re still seeing pretty strong demand or strong utilization even after they kind of worked through the spring backlog?

Terry Rich: Yes. So I think as we’ve mentioned prior, most of the spine surgeons out there are very busy and already have a backlog. And so I don’t know that it’s anything more than their standard volume that we’re seeing. We do see strong volumes throughout the country and are hopeful that given some of the recent events around COVID that we continue to operate as normal. I think that most of the hospitals out there have learned to deal with this new normal, and we can continue to expect surgeries.

Matt Hewitt: Got it. And then maybe a separate question regarding product development. Were there any launches during the third quarter? And what are your plans here for Q4? I think going into — or prior to the OEM transaction, you had a number of products that were expected to launch before the end of the year. I’m just curious how things have progressed and maybe if Holo kind of changes things at least over the near-term priority list.

Terry Rich: Yes. So we had a big launch in the quarter in the international markets with HPS 2.0, which is our dynamic system that has been shown to reduce adjacent segment breakdown. And here in the U.S., we’ve launched coflex. And I’m sorry, what was the question? Is it related to Holo?

Matt Hewitt: I just wasn’t sure if that acquisition maybe changes some of your — the timing of launches that you had planned, either here in Q4 maybe as we get into early next year.

Terry Rich: Got you. Got you. No, it doesn’t change anything. We’re working to get our FDA filing for regulatory clearance for the array system. And we will continue as proceeded with the current launches expected here in Q4.

Operator: Our next question comes from the line of Brandon Folkes from Cantor Fitzgerald.

Brandon Folkes: And congratulations on all the progress in going to be a pure-play spine company. Firstly, maybe just on the adjusted gross margin. How indicative is this quarter in terms of how we should think about margins longer term? Secondly, maybe just any color in terms of what you’re seeing in the U.S. versus international, both in the quarter and post the end of the quarter?

And then one clarifying question. In that $95 million cash balance, at the end of the quarter, you paid down the — or beg your pardon, you paid $30 million to Holo. Any tax prepayments during the quarter? Or should we think that (inaudible) would come? And if so, is that movement in accrued expenses and other liabilities year-over-year a fair assumption to think the majority of that is the tax liability?

Jon Singer: Yes, a lot there, but I think I got it all. So the 73-ish margins are within the range in which we’ve guided over the long term. We’re targeting 70% to 75%. We’ll probably be a little bit sequentially down over the next couple of quarters based on blend because we are going to be — we have a manufacturing relationship with OEM that has a markup that will slightly pull margin down, but we’ll still be within that 70% to 75% range. And then based upon mix and some of the introductions that we have going forward, we should sequentially move towards that 75% over time.

The $66 million-ish that we had in cash after paying the Holo obligation, we made all of the estimated payments that we were required to make through the end of the year. And we do continue to have about a $30 million tax payable that’s due, ultimately, in September of next year, when we file the final return for 2020. And to your question, that is predominantly the increase in current liabilities.

Between the international and the domestic, I would say, we were slightly stronger domestically. I would say the established therapies were sequentially up a couple of percentage points, which was slightly offset by declines in coflex. We’re finding the surgeons as they return to work. We’re much more focused on higher-value fusion surgeries in which they made more money. And that impacted the return of the coflex product. But overall, domestic, we saw really strong demand.

We were flat year-over-year in Europe when you adjust for the change in the accounting for the biologics. And so that was a strong quarter. But we are beginning to see some closures and reduction in procedures. The U.K. is back in lockdown, and that’s going to impact procedure value. And you’re seeing some impact in Australia. And so our current indicators are that the fourth quarter will not be kind of sequentially stronger than the third quarter. But in general, we were quite satisfied with the return that we saw in the third quarter.

Operator: (Operator Instructions) Our next question comes from the line of Jim Sidoti from Sidoti & Company.

Jim Sidoti: You talked about some of the positions you filled with regard to the product development, product distribution. Are you there in terms of those — filling those positions? Do you still have more work to do? And is that more on the development side or the distribution side?

Jon Singer: Jim, we still do have a number of openings across the organization as we look to get out of the transition services agreements that still exist with us and the OEM co. And so we will continue to fill them. We are largely full as it relates to really the senior leadership team, but we’ll continue to add talent.

Jim Sidoti: Okay. And then with regards to your cash position, do you feel good about where you are now? Do you think you have enough cash to get you through the point where you get to cash flow breakeven?

Jon Singer: We feel good about where we are from a cash perspective. And we think we have sufficient cash to support the strategy as we move forward. We will opportunistically look at the opportunities to raise cash if we think it’s going to accelerate the growth of the business.

Operator: This does conclude the question-and-answer session of today’s program. I’d like to hand the program back to Mr. Terry Rich for any further remarks.

Terry Rich: Thanks, operator. Tremendous progress has been made over a relatively short period of time here at Surgalign. We are building a foundation to allow us to revolutionize the spine industry. We’ve got the strategy, the people and are well on our way to having the right technology and portfolio to capitalize on the opportunity in front of us.

Given the significant transformation that has occurred over the last few months within the organization, we’re scheduling a virtual Investor Day to provide investment community broader discussion of our strategy, our people and our portfolio. We’ll be hosting this event tomorrow, Thursday, November 12, the details of which can be found on our Investor Relations website. Thanks, everyone. Have a great day.

Operator: Thank you, ladies and gentlemen, for your participation in today’s conference. This does conclude the program. You may now disconnect. Good day.

Forward Looking Statements

This transcript contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements are not guarantees of future performance and are based on certain assumptions including general economic conditions, as well as those within the industry of Surgalign Holdings, Inc. (the “Company”), and numerous other factors and risks identified in the Company’s Form 10-K for the fiscal year ended December 31, 2019 and other filings with the Securities and Exchange Commission (the “SEC”). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Important factors that could cause actual results to differ materially from the anticipated results reflected in these forward-looking statements include risks and uncertainties relating to the following: (i) the risk of existing or potential litigation or regulatory action arising from the previously announced SEC and internal investigations and their findings; (ii) the identification of control deficiencies, including material weaknesses in internal control over financial reporting and the impact of the same; (iii) potential reputational damage that the Company has or may suffer as a result of the findings of the investigations; (iv) general worldwide economic conditions and related uncertainties; (v) the anticipated impact of the COVID-19 novel coronavirus pandemic and the Company’s attempts at mitigation; (vi) the failure by the Company to identify, develop and successfully implement immediate action plans and longer-term strategic initiatives; (vii) the reliability of our supply chain; (viii) our ability to meet obligations under our material agreements; (ix) the duration of decreased demand for our products; (x) whether or when the demand for procedures involving our products will increase; (xi) the Company’s access to adequate operating cash flow, trade credit, borrowed funds and equity capital to fund its operations and pay its obligations as they become due, and the terms on which external financing may be available, including the impact of adverse trends or disruption in the global credit and equity markets; (xii) our financial position and results, total revenue, product revenue, gross margin, and operations; (xiii) failure to realize, or unexpected costs in seeking to realize, the expected benefits of the recent Holo Surgical, Inc. (“Holosurgical”) acquisition, including the failure of Holosurgical’s products and services to be satisfactorily developed or achieve applicable regulatory approvals or as a result of the failure to commercialize and distribute its products; (xiv) the failure to effectively integrate Holosurgical’s operations with those of the Company; (xv) the failure to retain key personnel of Holosurgical; (xvi) the number of shares and amount of cash that will be required in connection with any post-closing milestone payments, including as a result of changes in the trading price of the Company’s common stock and their effect on the amount of cash needed by the Company to fund any post-closing milestone payments in connection with the acquisition; (xvii) the effect of the transaction on relationships with customers, suppliers and other third parties; (xviii) the diversion of management time and attention on the transaction and subsequent integration; (xix) the effect and timing of changes in laws or in governmental regulations; (xx) risks resulting from the Company’s reduced cash levels as a result of the recent redemption of Series A Convertible Preferred Stock; and (xi) other risks described in our public filings with the SEC. These factors should be considered carefully, and undue reliance should not be placed on the forward-looking statements. Each forward-looking statement in this communication speaks only as of the date of the particular statement. Copies of the Company’s SEC filings may be obtained by contacting the Company or the SEC or by visiting Surgalign’s website at www.surgalign.com or the SEC’s website at www.sec.gov. We undertake no obligation to update these forward-looking statements except as may be required by law.